                                                                  EXHIBIT 23.1




                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The Spectranetics Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406, 333-08489 and 333-57015) on
Form S-8 and on Form S-3 (Nos. 333-06971 and 333-69829) of The Spectranetics Corporation of our report dated February 2, 2000 relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, which report appears in the December 31, 1999, annual report on Form 10-K of The Spectranetics Corporation.




                                    KPMG LLP


Denver, Colorado
March 23, 2000